Exhibit 99.1
PRESS RELEASE

Union National Financial Corporation Reports Third Quarter 2010 Operating Results

Lancaster, Pennsylvania, November 5, 2010.  Union National Financial Corporation (OTCBB: UNNF), the parent company of Union National Community Bank, reported net income available to common stockholders of $77,000 for the third quarter of 2010 as compared to net income available to common stockholders of $147,000 for the third quarter of 2009. Basic and diluted earnings per common share were $0.03 for the third quarter of 2010 as compared to $0.05 for the third quarter of 2009.  For the first nine months of 2010, Union National reported a net loss available to common stockholders of ($959,000), as compared to a net loss available to common stockholders of ($257,000) for the same period in 2009.  Basic and diluted losses per common share were ($0.34) for the first nine months of 2010, as compared to ($0.09) for the same period in 2009.

Net interest income increased $905,000, or 10%, to $10,189,000 for the first nine months of 2010, as compared to $9,284,000 for the same period in 2009.  The taxable-equivalent net interest margin percentage improved to 3.12% for the first nine months of 2010, as compared to 2.71% for same period in 2009, as the cost of interest-bearing deposits decreased to 1.76% for the first nine months of 2010, as compared to 2.40% for same period in 2009.  For the third quarter of 2010, the taxable-equivalent net interest margin was 3.39% as compared to 2.89% for the third quarter of 2009.

The operating results for the first nine months of 2010 reflect impairment charges on investments and expenses associated with the previously announced proposed merger with Donegal Financial Services Corporation (“DFSC”) and certain affiliated entities of DFSC.

During 2010, Union National recorded $1,664,000 of additional impairment charges on the remaining three private-issue debt securities in Union National’s investment portfolio.  These private-issue securities, which all have had previous impairment charges recorded against them, have experienced declining and below-investment grade ratings, with two of the securities being further downgraded in July 2010.  Union National sold two of the three securities during the third quarter of 2010, and at September 30, 2010, Union National’s investment portfolio included one remaining previously-impaired security at a recorded fair value of $70,000.  Realized net gains on the sale of investment securities were $943,000 for the first nine months of 2010, partially offsetting the impact of the impairment charges.

Union National incurred expenses of $773,000 for the first nine months of 2010 related to its previously announced proposed merger with DFSC, pursuant to which Union National will merge with and into DFSC.  DFSC, the parent company of Province Bank FSB, is wholly owned by Donegal Mutual Insurance Company and Donegal Group Inc.  In addition, Union National Community Bank will merge with and into Province Bank FSB, and the merged bank will operate as a federally chartered savings association under a mutually-agreed-upon new bank name.  On September 16, 2010, at a special meeting of Union National shareholders, the proposed merger was approved by the shareholders with more than 85% of the outstanding shares voting in favor of the merger.  Regulatory approval of the merger is pending and, subject to the receipt of regulatory approval, the transaction is expected to close by year-end.

The provision for credit losses was $1,546,000 for the first nine months of 2010, as compared to $1,446,000 for the same period in 2009. The allowance for credit losses as a percentage of gross loans increased to 1.93% at September 30, 2010, as compared to 1.73% at December 31, 2009, and 1.40% at September 30, 2009.  Net charge-offs for the first nine months of 2010 were $1,063,000 as compared to net charge-offs of $1,006,000 for the same period in 2009.  The level of the allowance for credit losses reflects continuing credit risk related to certain commercial credits that remain stressed in the current economic environment.  Management continues to closely monitor the loan portfolio and the adequacy of the loan loss reserve by regularly evaluating borrower financial performance, underlying collateral values and other relevant factors.

During the third quarter of 2010, Union National continued to deleverage its balance sheet and reduce its high cost borrowings by prepaying $20,000,000 of FHLB debt, incurring debt prepayment penalties of $384,000 which were included in non-interest expense.  The penalties will be more than offset by future cumulative savings on interest expense that would have been incurred if such FHLB debt was not paid until its scheduled maturity.

The regulatory capital ratios of Union National Community Bank remain above regulatory well-capitalized quantitative standards and exceed the institution-specific minimum capital requirements established by Union National Community Bank’s primary banking regulator, the Office of the Comptroller of the Currency.

Mark Gainer, Chairman, Chief Executive Officer and President, stated “With our disciplined pricing of deposits and our deleveraging activities that have continued through 2010, we have been able to substantially reduce our cost of funds and increase our net interest margin at a time when yields on loans and investments continue to be stressed.  As we look forward to our proposed merger with Donegal Financial Services Corporation, we have lessened our debt burden while maintaining required capital levels and liquidity, and we continue to pursue quality lending opportunities to creditworthy businesses and families in the Lancaster County communities which we serve.”

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities since 1853.  The bank provides a full range of financial services for both retail and business customers, and offers insurance, retirement plan services and wealth management services through Union National Advisors.  Union National Community Bank has ten full-service offices in Lancaster County, Pennsylvania.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the date prior to the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this press release is subject to change.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends of Union National Financial Corporation (“Union National”) and Union National Community Bank (the “Bank”) could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: strategic initiatives and business plans, including prospective business combinations, may not be satisfactorily completed or executed, if at all; increased demand or prices for the Bank’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of Union National’s business strategy due to changes in current or future market conditions; actions of the U.S. government, the Federal Reserve, the Office of the Comptroller of the Currency (“OCC”) and other governmental and regulatory bodies for the purpose of stabilizing the financial markets; enforcement actions with bank regulatory agencies restricting certain transactions of Union National and the Bank; effects of deterioration of economic conditions on customers, specifically the effect on loan customers to repay loans; inability of Union National to raise or achieve desired or required levels of regulatory capital; paying significantly higher Federal Deposit Insurance Corporation (“FDIC”) premiums in the future; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets and related potential impairments of investment securities; deteriorating economic conditions and declines in housing prices and real estate values; and other risks and uncertainties, including those detailed in Union National’s filings with the Securities and Exchange Commission.   When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. This press release should be read in conjunction with the audited financial statements and notes thereto included in Union National’s Annual Report on Form 10-K for the year ended December 31, 2009, and with Union National’s Forms 8-K, and other reports, that were filed during 2010 with the SEC.

Consolidated Financial Highlights
(Unaudited; dollars in thousands, except per share data)

Income Statement Data	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	% Change		2010	2009	% Change
Interest and Fees on Loans and Leases	$5,013	$5,597	(10)%		$15,020	$16,478	(9)%
Net Interest Income	3,527	3,361	5		10,189	9,284	10
Provision for Credit Losses	422	522	(19)		1,546	1,446	7
Non-Interest Income (excluding investment activities)	1,135	1,200	(5)		3,404	3,764	(10)
Non-Interest Expense	4,731	4,167	14		13,037	12,661	3
Net Income (Loss)	77	147	(48)		(924)	(257)	(260)
Preferred Stock Dividends	─	─	─		35	─	100
Net Income (Loss) Available to Common Stockholders	77	147	(48)		(959)	(257)	(273)

Investment Securities Activities:
Investment Securities – Net Realized Gains	577	397	45		943	1,791	(47)
Less: Impairment Charges on Investment Securities	(104)	(170)	(39)		(1,664)	(1,471)	13
Net Investment Securities (Losses) Gains	473	227	108		(721)	320	(325)

Per Common Share Information:
Earnings (Loss) Per Common Share – Basic & Diluted	$0.03	$0.05	(40	) %	$(0.34)	$(0.09)	(278)%

Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.39%	2.89%	16%		3.14%	2.71%	16%
Return on Average Stockholders’ Equity	0.99	1.88	(47)		(3.85)	(1.09)	(253)

Balance Sheet Data	Unaudited as of	Audited (1) as of	Unaudited as of
	Sept. 30, 2010	Dec. 31, 2009	Sept. 30, 2009
Cash and Cash Equivalents	$49,696	$43,340	$54,039
Total Loans and Leases	329,239	339,274	342,506
Allowance for Credit Losses	(6,341)	(5,858)	(4,798)
Total Assets	468,072	489,644	500,701
Total Deposits	397,545	404,765	414,962
Total Stockholders’ Equity	30,745	31,336	31,558

Per Share Information:
Book Value Per Common Share	$10.06	$10.97	$11.27
Dilutive Book Value Per Common Share	$10.05	$10.24	$10.83

Balance Sheet Ratios:
Nonperforming Loans and Leases as a % of Total Loans and Leases	1.91%	2.52%	1.98%
Total Stockholders’ Equity as a % of Total Assets	6.57%	6.40%	6.30%

(1) Derived from audited financial statements; does not include footnote disclosures.

Regulatory Capital Measures for Union National Community Bank	Sept. 30, 2010	December 31, 2009	Sept. 30, 2009	Regulatory Standard for Well Capitalized	OCC Individual Minimum Capital Requirement
Tier 1 (Leverage) Capital	8.44%	8.31%	8.19%	5.00%	8.00%
Tier 1 Risk-Based Capital	10.51	9.69	9.80	6.00	9.50
Total Risk-Based Capital	13.33	12.37	12.35	10.00	12.00

For further information, please contact:	Mark D. Gainer, Chairman, CEO and President
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 519-8630